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As filed with the Securities and Exchange Commission on December 19, 2002

Registration No. 333-85339

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IDEC PHARMACEUTICALS CORPORATION
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0112644 (I.R.S. Employer Identification No.)

3030 Callan Road
San Diego, California 92121
(858) 431-8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

John M. Dunn
Senior Vice President and
General Counsel
3030 Callan Road
San Diego, California 92121
(858) 431-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
David R. Snyder
Pillsbury Winthrop LLP
11682 El Camino Real, Suite 200
San Diego, California 92121
(619) 234-5000

DEREGISTRATION OF UNSOLD SECURITIES

        On August 16, 1999, IDEC Pharmaceuticals Corporation (the "Registrant") filed its Registration Statement on Form S-3 (File No. 333-85339) (the "Registration Statement") covering $345,000,000 principal amount of its Liquid Yield Option™ Notes due 2019 (Zero Coupon—Subordinated) (the "1999 LYONs") and the 13,939,380 shares of the Registrant's common stock, $0.001 par value (the "Common Stock") issuable upon conversion of such 1999 LYONs (as adjusted for the December 1999 two-for-one stock and the January 2001 three-for-one stock split by way of stock dividend) to be sold by certain selling securityholders of the Company. On November 12, 1999, the Securities and Exchange Commission (the "Commission") declared the Registration Statement effective.

        Pursuant to Rule 477 promulgated under Securities Act of 1933 (the "Securities Act") and the Registrant's undertaking in Item 17 of Part II of this Registration Statement, the Registrant respectfully requests that the Commission withdraw the Registrant's Registration Statement, including all amendments and exhibits thereto, with respect to the unsold portion of securities registered hereon. The Registration Statement was filed in order to register the 1999 LYONs issued to purchasers in private placements in February 1999 and the shares of Common Stock into which the 1999 LYONs are convertible. As of October 16, 2002 the selling securityholders have re-sold $337,976,000 principal amount of the 1999 LYONs and up to 13,655,598 shares of Common Stock under the Registration Statement.

        The Registrant is requesting the withdrawal of the Registration Statement because, pursuant to the terms of the Registration Rights Agreement between the Company and the initial purchasers of the 1999 LYONs, the company's obligation to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement expired in February 2001.

        Accordingly, the Registrant hereby de-registers $7,024,000 in principal amount of the LYONs and 283,782 shares of its Common Stock into which the LYONs are convertible that were registered pursuant to the Registration Statement and remain unsold thereunder.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 17th day of December, 2002.

IDEC PHARMACEUTICALS CORPORATION
By:	/s/ JOHN M. DUNN John M. Dunn Senior Vice President and General Counsel

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Dunn and David R. Snyder, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-85339) has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ WILLIAM H. RASTETTER William H. Rastetter, Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	December 17, 2002
/s/ EDWARD M. RODRIGUEZ Edward M. Rodriguez	Vice President of Finance (Principal Financial and Accounting Officer)	December 17, 2002
/s/ HERBERT BOYER Herbert Boyer, Ph.D.	Director	December 17, 2002
/s/ ALAN B. GLASSBERG Alan B. Glassberg, M.D.	Director	December 17, 2002
/s/ KAZUHIRO HASHIMOTO Kazuhiro Hashimoto	Director	December 17, 2002
/s/ FRANKLIN P. JOHNSON, JR. Franklin P. Johnson, Jr.	Director	December 17, 2002
/s/ ROBERT W. PANGIA Robert W. Pangia	Director	December 17, 2002
/s/ BRUCE R. ROSS Bruce R. Ross	Director	December 17, 2002
/s/ LYNN SCHENK Lynn Schenk	Director	December 17, 2002
/s/ WILLIAM D. YOUNG William D. Young	Director	December 17, 2002

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DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES
POWER OF ATTORNEY